Cumulus Media Announces Preliminary Results of Tender Offer
ATLANTA, GA — June 6, 2022 – Cumulus Media Inc. (NASDAQ: CMLS) (the "Company” or "Cumulus") today announced the preliminary results of its "modified Dutch auction" tender offer, which expired at midnight, New York City time, on June 3, 2022. This tender offer is an initial step in the execution of the Company’s previously announced $50 million share repurchase program.
Based on the preliminary count by Continental Stock Transfer & Trust Company, the depositary for the tender offer, a total of 5,561,072 shares of the Company’s Class A common stock were validly tendered at a purchase price of $14.50 per share and not validly withdrawn, including 110,122 shares of the Company’s Class A common stock that were tendered through notice of guaranteed delivery. These shares represent approximately 29.6% of the Company’s outstanding Class A common stock as of April 29, 2022.
In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, the Company expects to accept for payment approximately 1.7 million shares of its Class A common stock that were validly tendered and not validly withdrawn at a purchase price of $14.50 per share, for an aggregate cost of approximately $25 million, excluding fees and expenses relating to the tender offer. The number of shares to be purchased from tendering shareholders will be pro-rated. Based on the preliminary count by the depositary, Cumulus estimates that, after giving effect to odd lot priority, the pro-ration factor for shares that will be purchased in the tender offer is approximately 30.94%. The Company also announced that it has determined to waive the condition relating to the prevailing prices in the equity markets.
The number of shares expected to be purchased in the tender offer is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased in the tender offer will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.
The dealer manager for the tender offer is Morgan Stanley & Co. LLC and D.F. King & Co., Inc. is serving as information agent for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer at (866) 416-0576 (toll free).
About Cumulus Media
Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 406 owned-and-operated radio stations across 86 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, the AP, the Academy of Country Music Awards, and many other world-class partners across more than 9,500 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus Media is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.
Forward-looking statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the consummation of the announced tender offer, the price and amount of any securities purchased pursuant to the tender offer, Cumulus’s ability to achieve the benefits contemplated by the tender offer and other risk factors described under “Risk Factors” in Cumulus’s Form 10-K for the year ended December 31, 2021 as well as in Cumulus’s other filings with the Securities and Exchange Commission. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Cumulus’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600